Exhibit 10.5.1

SCHEDULE
Item No.	Supplies/Services	Quantity	Unit	Unit Price	Amount

0001	BASE PERIOD	4	YR	0.00	0.00

	The Contractor must perform the services required by the SOW. Period of Performance: 4 years, beginning on the date of purchase order award

0002	OPTION PERIOD ONE	1	YR	0.00	0.00

	The Contractor must perform the services required by the SOW. Period of Performance: 365 days, beginning the day after the Base Period expires

0003	OPTION PERIOD TWO	1	YR	0.00	0.00

	The Contractor must perform the services required by the SOW.

	Period of Performance: 365 days, beginning the day after Option Period One expires

1.	To approve the “.US Locality Space Delegated Manager Policy” and the .US Delegated Manager Agreement dated September 15, 2005. The agreement is effective with the fully executed date of this modification.

2.	To approve the policy on “Transfer of Sponsorship of Registrations between Registrars” dated September 15, 2005.

3.	This modification is also being issued to implement the following set of measurable objectives and milestones designed to introduce in the .us domain new applications and technical innovations, thereby enhancing the domain’s visibility, utility, and value to the American public. These enhancements will be made directly by NeuStar or through the engagement of a business partner. Reasonable fees may be charged for each service, upon prior approval of the Contracting Officer. The following is the contract modification language covering service enhancements to the .US space:

Development of services for certain public resource second level domains (engagement of business partners to build enhanced uses for these names by December 1, 2005, and launch of first second level domain and related services by May 15, 2006).

Development of a .us-specific directory search engine (partnership with an established provider of directory services and search engine services by January 15, 2006, and launch of searching capability by June 15, 2006).

Development of a secure platform for e-government initiatives that would allow citizens to communicate and to interact with the U.S. Government in a direct and safe forum (continued discussions with the Internet Engineering and Planning Group and the DNSSEC Deployment Group, with initiation of next DNSSEC trial by March 15, 2006, and targeted launch of platform, by September 15, 2006).

Deletion of Section: Personal Identification Applications and Section: Location-Based Services of PART D, NEUSTAR RESPONSE TO SB1335-01-Q-0740.

4.	Pricing
To approve the Contractor’s proposed price increase of $0.50 per domain name year, from $5.50 to $6.00 per domain transaction. This increase would apply to all .US domains, effective December 1, 2005 or +60 days from the date of this modification, whichever comes first.